Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Harman International Industries, Incorporated:

We consent to the incorporation by reference in the registration statement on Form S-3 (Registration No.                             ) of Harman International Industries, Incorporated of our report dated August 29, 2008, except as it relates to the effects of changes in segments discussed in Note 17, Business Segment Data, for which the date is June 15, 2009, with respect to the consolidated balance sheets of Harman International Industries, Incorporated and subsidiaries as of June 30, 2008 and 2007, and the related consolidated statements of operations, shareholders’ equity and comprehensive income, cash flows and the related financial statement schedule for each of the years in the three-year period ended June 30, 2008, and our report dated as of August 29, 2008 on the effectiveness of internal control over financial reporting as of June 30, 2008, and to the references to our firm under the heading “Experts” in the prospectus.

As discussed in our report to the consolidated financial statements, the Company adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109, effective July 1, 2007.

McLean, Virginia

June 15, 2009